Fonix Reports on Shareholders’ Meeting

SALT LAKE CITY, UT (December 3, 2008) Fonix Corporation (OTC BB: FNIX) reports on the Annual Shareholder Meeting held on December 2, 2008 in Salt Lake City, Utah.  At the meeting more than 59% of the company’s shares were represented in person or by proxy at the meeting.

Fonix shareholders elected Roger D. Dudley as Director.  He currently serves as Chairman, President and CEO.  He will serve until the next annual meeting.

Shareholders also approved the appointment of Hansen, Barnett & Maxwell as the independent public accounts for the company for the fiscal year ending December 31, 2008.  Holders of the Company’s Class A common stock, by nearly 61% of the common stock voting on the proposal, voted to approve the reverse split of its common shares.  The Company’s Board of Directors, after consideration of the four authorized ratios, has determined to effectuate a reverse split at a ratio of one new share for 5,000 old shares.

The Company will provide additional information about the implementation of the reverse stock split as it becomes available.

About Fonix
Fonix Corporation (OTC BB: FNIX), based in Salt Lake City, Utah, currently operates through its wholly owned subsidiary, Fonix Speech, Inc., an innovative speech recognition and text-to-speech technology company that provides value-added speech solutions. Fonix Speech offers voice solutions for mobile/wireless devices; interactive video games, toys and appliances; computer telephony systems; the assistive market and automotive telematics. Fonix Speech provides developers and manufacturers with cost-effective speech solutions to enhance devices and systems. Visit www.fonix.com for more information, or call (801) 553-6600 and say “Sales.”

Investors and shareholders contact:
Michelle Aamodt
(801) 553-6736
investorrelations@fonix.com

Statements released by Fonix that are not purely historical are forward-looking within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s expectations, hopes, intentions and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the Company’s business prospects and performance. The Company’s actual results could differ materially from those in such forward-looking statements. Risk factors include general economic, competitive, governmental and technological factors as discussed in the Company’s filings with the SEC on Forms 10-K, 10-Q and 8-K. The Company does not undertake any responsibility to update the forward-looking statements contained in this release.

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